Exhibit 10.7

February 15, 2021

Rohit Makharia

Re:	Employment as President and Chief Operating Officer

Dear Rohit:

I am pleased to offer you employment with SES Holdings Pte. Ltd. (the “Company”) on the following terms and conditions.

1. Position. You will serve as President and Chief Operating Officer of the Company reporting directly to Qichao Hu the Chief Executive Officer. As a full-time employee of the Company, you will be expected to devote your full business efforts and energies to the business and affairs of the Company.

2. Starting Date. It is expected that your employment will begin on March 1, 2021 (the “Start Date”) at our Boston office. You will work remotely until circumstances with the COVID-19 pandemic permit you to move to the Boston area.

3. Base Salary. As an employee of the Company, you will be paid a base salary at a rate of $325,000 subject to discretionary increases “(Base Salary”). Such salary will be payable monthly. You will be an exempt employee under the Fair Labor Standards Act and related laws and as such will not be eligible for overtime pay.

4. Performance Bonus Compensation. During your employment, you will                 be considered annually for a performance bonus for up to 30 percent of your Base Salary (the “Performance Bonus”). The Performance Bonus in any year, if any, will be determined by the Board of Directors of the Company (the “Board”) based on your performance and that of the Company, relative to reasonable and achievable milestones to be agreed upon between you and the Board no later than April of the relevant calendar year, and otherwise in accordance with a general employee bonus program. The Performance Bonus is compensable via cash or equity as determined by the Board.

5. Relocation Reimbursement. The Company agrees to reimburse you for the expenses that you and your family incur to move to Massachusetts for this position. This includes, but is not limited to, moving and storing your furniture and belongings, airfare for you and your family to travel to Boston.

6. Sign On Bonus. Within ten (10) business dates after your Start Date, the Company will pay you a lump sum payment of $150,000, less required deductions.

7. Attorneys’ Fees. The Company agrees to pay you up to $6,000 for the attorneys’ fees you incur in drafting your agreements with the Company. Payment will be made directly to your counsel upon receipt of invoice from your counsel no later than 30 days after receipt of the invoice.

8. Equity Compensation. Within fifteen (15) days after the Start Date, you will be awarded a grant of options to purchase 2.75 percent of the ordinary shares (1,195,238) in the capital of the Company (“Option Shares”) at a purchase price based on the fair market value of the Option Shares, subject to the terms of the form Incentive Option Share Agreement set out in Exhibit A hereto. You will receive such Option Shares only if you execute and deliver the Incentive Option Agreement in the form attached hereto as Exhibit A, and the foregoing grant will become effective only following such execution and delivery. The Option Shares will be subject to vesting as follows: 50% of the Option Shares (i.e. 597,619) shall vest upon Start Date (the “Start Date Vested Options”), and the remainder shall vest in 1/24 increments on the monthly anniversary of the Start Date, provided that you remain in the Company’s employ at each such vesting date. Notwithstanding anything to the contrary in the Company’s 2018 Share Incentive Plan (“Plan”), your remaining unvested Option Shares shall immediately accelerate and fully vest and become fully exercisable in the event of any one of the following: (i) the merger or acquisition of the entire share capital of the Company or an initial public offering of the Company; (ii) your employment ends due to a Termination without Cause or Resignation for Good Reason; or (iii) upon a Change in Control Transaction, as that term is defined under the Plan. Further, If your employment terminates within one year of the Start Date due to Termination for Cause or Resignation without Good Reason, you will forfeit all (i.e. 597,619) of the Start Date Vested Options; if your employment terminates within two years of the Start Date due to Termination for Cause or Resignation without Good Reason, you will forfeit half of the Start Date Vested Options (i.e. 298,810).

9. Benefits; Vacation; Insurance. You will be entitled to health, insurance, pension, and other benefits provided to other executives of the Company of similar seniority on terms no less favorable than those available to such executives of the Company generally. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. The Company retains the right to change, add or terminate any particular benefit.

You will be entitled to earn vacation in accordance with the Company’s policies from time to time in effect, in addition to holidays observed by the Company, subject to a minimum entitlement of 4 weeks’ vacation and 10 paid holidays per year. Vacation may be taken at such times and intervals as you shall determine, subject to the business needs of the Company, and otherwise shall be subject to the policies of the Company, as in effect from time to time.

You will be eligible for the same coverage as other officers and directors under the Company’s D&O insurance policy.

10. Allowance. The Company will pay you an additional $15,000 per month as additional compensation subject appropriate deductions.

11. Conditions to Employment. You agree that the following items are conditions to your employment with the Company:

a. The Immigration Reform and Control Act of 1986 requires employers to verify the employment eligibility and identity of new employees by requiring such employees to complete an Employment Eligibility Form I-9, which is enclosed. Please complete and return it and the appropriate required documents listed on the form. This offer of employment is contingent upon compliance with the Immigration Act of 1986.

b. Your execution and delivery of the enclosed Employee’s Confidentiality, Assignment of Intellectual Property and Noncompetition Agreement (“NDA Agreement”), which is attached to this letter. Among other provisions, the NDA Agreement contains a covenant not to compete. As stated in the NDA Agreement, you are advised to obtain the advice of counsel in reviewing the NDA Agreement.

c. You agree that your personal data such as your photograph, personal mobile/telephone numbers, personal email addresses, residential address, identity document numbers and fingerprints which have been or is in the future obtained by the Company may be held and processed by the Company or any of its group companies (and where necessary its agents or appointed third parties) either by computer or manually for any purpose relating to the administration, management and operation of your employment, or in relation to the Company’s or the group companies’ legal obligations or business needs.

d. Satisfactory completion of reference and background checks.

e. Successful license application or certification for export control purposes if appropriate. The Company will provide you with legal counsel to assist with this process.

12. At Will Employment. Your employment with the Company is an “at-will” employment and may be terminated by either party at any time for any reason, with or without cause. Paragraphs 13 and 14 shall govern if a termination of employment occurs.

13. Termination.

a. Events of Termination. Your employment with the Company shall terminate upon any of the following:

(i) the effective date of a written notice by the Company to you stating the Company’s reasonable, good faith determination to terminate you for Cause (as defined below) (“Termination for Cause”);

(ii) You can no longer do the essential functions of your job with or without a reasonable accommodation for a consecutive 180 days (“Termination for Disability”);

(iii) your death;

(iv) the effective date of a notice to you stating that the Company is terminating your employment, without Cause, which notice can be given by the Company at any time at the Company’s sole discretion, for any reason or for no reason (“Termination without Cause”);

(v) the effective date of a notice from you to the Company stating that you are terminating your employment with the Company for Good Reason (as defined below) (“Resignation for Good Reason”); or

(vi) the effective date of a notice from you to the Company stating that you are electing to terminate your employment with the Company for any reason not constituting Good Reason (“Resignation without Good Reason”).

b. Certain Definitions. For purposes of this Agreement:

(i) “Cause” shall mean any of the following: (a) you willfully engage in misconduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (b) conviction of, or entering a plea of nolo contendere or guilty to, a felony criminal offense which could reasonably be expected to impact or interfere with your ability to perform your essential duties and responsibilities to the Company or to adversely or negatively affect the business or reputation of the Company; (c) you commit a material breach of any written agreement between you and the Company that causes harm to the Company, which breach is not cured within 30 days after receipt of written notice describing in detail such breach to you from the Company; (d) you willfully refuse to implement or follow a reasonable directive by the CEO or Board, directly related to your duties, which breach is not cured within 30 days after receipt of written notice describing in detail such breach to you from the Company; or (e) you engage in material misfeasance or malfeasance demonstrated by a continued pattern of material failure to perform the essential job duties associated with your position unrelated to an illness or a disability, which breach is not cured within 30 days after receipt of written notice describing in detail such breach to you from the Company.

(ii) “Good Reason” shall mean any of the following: (a) a material diminution of or material detrimental change in your position, authority, reporting, duties or responsibilities; (b) a material change in your base salary or benefits (other than a change in benefits generally applicable to all eligible employees); (c) a material breach of this Agreement or (b) a material re-location by more than 35 miles of your principal office at 35 Cabot Road, Woburn, MA 01801 (once you relocate to the Boston area); provided that none of these events shall constitute Good Reason unless you provide the Company with written notice that Good Reason has occurred within 30 days of such reason occurring and the Company fails to cure such reason within 30 days after receipt from you of the written notice; and provided further, you then terminated your employment within 60 days following the end of the cure period.

14. Effect of Termination of Employment.

a. Termination for Cause, Death or Disability, or Resignation without Good Reason. In the event you are subject to a Termination for Cause, Death or Disability, or in the event of your Resignation without Good Reason, you will be paid only: (i) any earned but unpaid Base Salary and earned but unused vacation, (ii) you shall not be entitled to the Performance Bonus for the fiscal year of termination but shall be entitled to any Performance Bonus earned for any fiscal year prior to the year of termination but not yet paid; and (iii) reimbursement for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company in accordance with applicable Company policies and guidelines, in each case as of the effective date of such termination of employment (the “Accrued Compensation”).

b. Termination without Cause or Resignation for Good Reason. In the event of your Termination without Cause or your Resignation for Good Reason, you will receive the Accrued Compensation and the vested equity you are entitled to in paragraph 8 of this Agreement. In addition, provided that, within 50 days following the termination of your employment, you deliver to the Company a signed settlement agreement and general release of claims that does not include additional post employment restrictions other than the ones set out in your NDA and does not require you to release your rights or claims to vested benefits, vested equity and/or your rights to indemnification and defense (the “Release”) and you satisfy all conditions to make the Release effective, you shall be entitled to (i) continued payment of your then-current Base Salary for a period of 12 months following the date of your termination in accordance with the Company’s standard payroll schedule; and (ii) provided you timely elect to continue health insurance coverage under COBRA, reimbursement for the usual Company contribution for health insurance for 12 months following your termination of employment or, if earlier, until you are eligible to be covered under another medical insurance plan by a subsequent employer. This Release will be provided to you within 10 days of your Termination Date and payment of your severance will start on the first payroll date following 60 days after your Termination Date assuming the above requirements are met. The first payment will include the retroactive pay from date of Termination. Further, if you die after your Termination Date, but before receiving your full severance payment, the balance of the payment will be paid to your spouse. If she is not alive at the time, the balance of the payment will be paid to your estate.

15. Section 409A. To the extent (i) any payments to which you become entitled under this Agreement, or any agreement or plan referenced herein, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from the date of your “separation from service” (as such term is at the time defined in regulations under Section 409A of the Code) with the Company; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest).

Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.

Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.

16. Choice of Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflict of laws.

This offer of employment will expire on February 22, 2021 unless accepted by you prior to such date. This offer is binding on the Company’s successors and assigns.

We look forward to your service with the Company and are pleased that you will be working with us.

Sincerely,

SES Holdings Pte. Ltd.

/s/ Qichao Hu
Qichao Hu
CEO

Agreed and Accepted by

/s/ Rohit Makharia
Rohit Makharia

Date: February 15, 2021